EXHIBIT 3.3

CERTIFICATE OF OWNERSHIP AND
MERGER MERGING
CHINA ARCHITECTURAL ENGINEERING, INC.
INTO
SRKP 1, INC.

(Pursuant to section 253 of the General Corporation Law of the state of Delaware)

SRKP 1, Inc., (the “Company”) a corporation organized and existing under the laws of the state of Delaware, does hereby certify:

First: That this Company was incorporated on March 16, 2004, pursuant to the General Corporation Law of the state of Delaware.

Second: That this Company owns all of the issued and outstanding shares of each class of the stock of China Architectural Engineering, Inc., a corporation organized and existing under the laws of the state of Delaware.

Third: That this Company, by a resolutions of its board of directors duly adopted by unanimous written consent on October 17, 2006 determined to merge into itself said China Architectural Engineering, Inc. which resolutions are set forth on Exhibit A, attached hereto and incorporated herein.

Fourth: The Certificate of Incorporation of the Company is hereby amended by deleting Article I of the Certificate of Incorporation in its present form and substituting therefore new Article I in the following form: The name of the Company is China Architectural Engineering, Inc.

Fifth: The merger shall be effective on October 17, 2006.

IN WITNESS WHEREOF, SRKP 1, Inc. has caused this Certificate of Ownership and Merger to be executed by a duly authorized officer this 17th day of October, 2006.

SRKP 1, Inc.

By:	/s/ Richard Rappaport
Name: Richard Rappaport
Title: President